Exhibit 99.1

(1)	VG Holdings, LLC (“Holdings”) is the record holder of 15,562,570 shares of common stock of Viasystems Group, Inc. (the “Viasystems Shares”).

(2)	Each of Hicks, Muse, Tate & Furst Equity Fund III, L.P. (“Equity Fund III”), HM3 Coinvestors, L.P. (“HM3 Coinvestors”), HMTF Equity Fund IV (1999), L.P. (“Equity Fund IV”), HMTF Private Equity Fund IV (1999), L.P. (“Private Equity Fund IV”), HM 4-SBS (1999) Coinvestors, L.P. (“SBS Coinvestors”), HM 4-EQ (1999) Coinvestors, L.P. (“EQ Coinvestors”), and Hicks, Muse, PG-IV (1999), C.V. (“PG-IV” and together with Equity Fund III, HM3 Coinvestors, Equity Fund IV, Private Equity Fund IV, SBS Coinvestors, EQ Coinvestors, the “HM Entities”) are parties to that certain Limited Liability Company Agreement of Holdings, dated as of February 11, 2010, among the HM Entities, TCW Shared Opportunities Fund III, L.P., and GSC Recovery II, L.P. and certain of its affiliates.

(3)	Hicks Muse Fund III Incorporated (“Fund III Incorporated”) is the ultimate general partner of each of HM3 Coinvestors and Equity Fund III and may be deemed to have voting and dispositive power over any Viasystems Shares beneficially owned by such entities.

(4)	Hicks, Muse (1999) Fund IV, LLC (“Fund IV LLC”) is the ultimate general partner of each of Equity Fund IV, Private Equity Fund IV, SBS Coinvestors and EQ Coinvestors and may be deemed to have voting and dispositive power over any Viasystems Shares beneficially owned by such entities.

(5)	HM Fund IV Cayman, LLC (“Fund IV Cayman”) is the ultimate general partner of PG-IV and may be deemed to have voting and dispositive power over any Viasystems Shares beneficially owned by PG-IV.

(6)	Mr. Furst holds a direct or indirect interest in each of the HM Entities, Fund III Incorporated, Fund IV LLC and Fund IV Cayman, each of which may be deemed to beneficially own the Viasystems Shares. As a result, Mr. Furst may be deemed to have voting and dispositive power over any Viasystems Shares beneficially owned by such entities. Mr. Furst disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that Mr. Furst is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.